Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

UNION BANKSHARES CORPORATION

AND

PROSPERITY BANK & TRUST COMPANY

October 31, 2005

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ARTICLE 4
Conditions to the Affiliation

4.1	General Conditions	24
4.2	Conditions to Obligations of Union	25
4.3	Conditions to Obligations of Prosperity	25

ARTICLE 5
Termination

5.1	Termination	26
5.2	Effect of Termination	27
5.3	Non-Survival of Representations, Warranties and Covenants	27
5.4	Fees and Expenses	27

ARTICLE 6
General Provisions

6.1	Entire Agreement	29
6.2	Binding Effect; No Third Party Rights	29
6.3	Waiver and Amendment	29
6.4	Governing Law	29
6.5	Notices	29
6.6	Counterparts	30
6.7	Severability	30
6.8	Alternative Structure	31

Exhibit A — Plan of Share Exchange between Union Bankshares Corporation and Prosperity Bank & Trust Company

Exhibit B — Form of Affiliate Agreement

ii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 31, 2005, by and between Union Bankshares Corporation, a Virginia corporation (“Union”), and Prosperity Bank & Trust Company, a Virginia banking corporation (“Prosperity”).

WITNESSETH:

The parties desire that Prosperity shall become a wholly-owned subsidiary of Union pursuant to a plan of share exchange (the “Plan of Share Exchange”) substantially in the form attached as Exhibit A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

The Affiliation and Related Matters

1.1 The Affiliation

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Prosperity shall become a wholly-owned subsidiary of Union through the exchange of each outstanding share of common stock of Prosperity for a cash amount equal to $90.00 per share in accordance with Section 1.3 of this Agreement and the Plan of Share Exchange attached hereto as Exhibit A and made a part hereof (the “Affiliation”). From and after the Effective Time, the Affiliation shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Effective Time

The Affiliation will become effective on the date and at the time shown on the Certificate of Share Exchange issued by the Virginia State Corporation Commission (the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 4, the parties shall use their reasonable best efforts to cause the Effective Time to occur on or before April 1, 2006, or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or prior to the Effective Time will be exchanged by the parties at the closing of the Affiliation (the “Closing”), which shall be held on or before the Effective Time. At or after the Closing, Union and Prosperity shall execute and deliver Articles of Share Exchange containing the Plan of Share Exchange to the Virginia State Corporation Commission.

1.3 Conversion of Prosperity Capital Stock

At the Effective Time, by virtue of the Affiliation and without any action on the part of a holder of shares of Prosperity common stock, par value $5.00 per share (“Prosperity Common Stock”):

(a) Each share common stock of Union, par value $2.00 per share (“Union Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Affiliation.

(b) Each share of Prosperity Common Stock issued and outstanding immediately before the Effective Time (other than the Appraisal Shares as defined in Section 1.8 hereof) shall be converted into the right to receive a cash amount equal to $90.00 per share (the “Cash Consideration”).

(c) For purposes of this Agreement, the “Share Exchange Consideration” means the Cash Consideration and the Stock Option Consideration (as defined in Section 1.6).

1.4 Exchange Procedures

(a) Promptly after the Effective Time, Union will cause its transfer agent, or such other transfer agent or depository or trust institution of recognized standing approved by Union (in such capacity, the “Exchange Agent”), to send to each former shareholder of record of Prosperity immediately before the Effective Time transmittal materials for use in exchanging such shareholder’s certificates of Prosperity Common Stock for the Cash Consideration.

(b) After the Effective Time, there will be no transfers of shares of Prosperity Common Stock on the stock transfer books of Prosperity, and shares of Prosperity Common Stock presented to Union for any reason will be canceled and exchanged in accordance with this Article 1.

(c) Union, Prosperity and the Exchange Agent will not be liable to any former holder of Prosperity Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.5 Directors and Officers of Prosperity

The directors and officers of Prosperity will not change as a result of the Affiliation. The members of Prosperity’s Board of Directors will remain on such board for their existing terms of office and thereafter shall be subject to reelection at the discretion of Union.

1.6 Prosperity Stock Options

At the Effective Time, each stock option to purchase shares of Prosperity Common Stock granted pursuant to the Prosperity Bank & Trust Company Stock Option Plan then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be cancelled in exchange for a cash payment equal to the difference between the per share exercise price and $90.00 (the “Stock Option Consideration”).

1.7 Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of Prosperity at the Effective Time shall be the articles of incorporation and bylaws of Prosperity after the Effective Time until thereafter amended in accordance with applicable law.

1.8 Appraisal Shares

Shareholders of Prosperity shall have the right to demand and receive payment of the fair value of their shares of Prosperity Common Stock pursuant to the provisions of Section 13.1-729 et seq. of the VSCA (the “Appraisal Shares”).

1.9 Definitions

Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

(a) the term “Knowledge” means the knowledge, after due inquiry, of any “executive officer” of such party, as such term is defined in Regulation O (12 C.F.R. 215).

(b) “Material Adverse Effect” means, with respect to Union or Prosperity any effect that (i) is material and adverse to the financial position, results of operations or business of Union and its subsidiaries taken as a whole or Prosperity as the case may be, or (ii) would materially impair the ability of any of Union and its subsidiaries or Prosperity to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Affiliation; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any Governmental Authority (as defined in Section 3.10), (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Affiliation or restructuring charges taken in connection with the Affiliation, in each case in accordance with GAAP, and (E) with respect to Prosperity, the effects of any action or omission taken with the prior consent of Union or as otherwise contemplated by the Agreement.

(c) the term “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule (as defined in Section 2.1) corresponding to the section of this Agreement where such term is used.

ARTICLE 2

Representations and Warranties

2.1 Disclosure Schedules

Before entering into this Agreement, Prosperity delivered to Union a schedule, and Union delivered to Prosperity a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of its representations or warranties contained in Article 2 or to one or more of its covenants contained in Article 3; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by a party that such item is material or was required to be disclosed therein.

2.2 Standard

For all purposes of this Agreement, no representation or warranty of Prosperity contained in Section 2.3 (other than the representations and warranties contained in Section 2.3(d), which shall be true in all material respects) or Union contained in Section 2.4 (other than the representations and warranties contained in Section 2.4(d), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 2.3 or Section 2.4, has had or is reasonably likely to have a Material Adverse Effect with respect to Prosperity or Union, as the case may be.

2.3 Representations and Warranties of Prosperity

Subject to Section 2.1 and 2.2, Prosperity hereby represents and warrants to Union as follows:

(a) Organization, Standing and Power. Prosperity is a Virginia chartered banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Prosperity has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. Prosperity is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted.

(b) Subsidiaries. Prosperity does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business. Prosperity does not have any subsidiaries.

(c) Authorized and Effective Agreement.

(i) Subject only to receipt of the requisite stockholder approval of this Agreement and the Plan of Share Exchange, this Agreement and the Plan of Share Exchange and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of Prosperity on or before the date hereof. This Agreement and the Plan of Share Exchange are valid and legally binding obligations of Prosperity, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by Prosperity with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of Prosperity’s articles of incorporation or bylaws; (B) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Prosperity or any Prosperity Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which Prosperity or any Prosperity Subsidiary is a party or by which Prosperity or any Prosperity Subsidiary or any of their respective properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Prosperity or any Prosperity Subsidiary.

(iii) As of the date hereof, Prosperity is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Affiliation.

(d) Capital Structure. The authorized capital stock of Prosperity consists of 1,000,000 shares of common stock, par value $5.00 per share, of which 387,844 shares are issued and outstanding. All outstanding shares of Prosperity Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, there are stock options held by employees and directors of Prosperity that represent rights to purchase a total of 14,923 shares of Prosperity Common Stock. As of the date of this Agreement, there are not any shares of capital stock of Prosperity reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Prosperity is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated under Prosperity’s stock option plan and as Previously Disclosed in Section 3.3(d) in its Disclosure Schedule (which includes copies of the stock option plan and individual stock option agreements pursuant to which employees and directors of Prosperity may exercise stock options).

(e) Financial Statements and Reports. Prosperity’s audited financial statements and reports for the fiscal years ended December 31, 2003 and 2004, its unaudited financial statements, reports or information for any period subsequent to December 31, 2004, and all other reports or information compiled by it subsequent to December 31, 2002 provided to its shareholders or any regulatory agency (collectively, the “Prosperity Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Prosperity Report (including the related notes and schedules) fairly presented in all material respects Prosperity’s financial position as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Prosperity Reports (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Prosperity for the periods to which those statements relate, in each case in accordance with GAAP consistently applied to banks during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted in the case of unaudited statements.

(f) Absence of Material Changes and Events. Since December 31, 2004, and except as Previously Disclosed, there has been no change in the financial condition or results of operations of Prosperity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Prosperity.

(g) Absence of Undisclosed Liabilities. Since December 31, 2004, Prosperity has not incurred any liability (contingent or otherwise) that is material to Prosperity on a consolidated basis or that, when combined with all similar liabilities, would be material to Prosperity on a consolidated basis, except as Previously Disclosed or as disclosed in the Prosperity Reports and except for liabilities incurred in the ordinary course of business consistent with past practice.

(h) Material Contracts; Defaults. Except as Previously Disclosed, Prosperity is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that would be considered a “material contract” of Prosperity within the meaning of Item 601(b)(10) of the Securities and Exchange Commission’s (the “SEC”) Regulation S-K if the Prosperity Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) that restricts the conduct of business by Prosperity of ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant of Prosperity. To its Knowledge, Prosperity is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(i) Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to Prosperity’s Knowledge, threatened against Prosperity or against any of Prosperity’s properties, assets, interests or rights, or against any of Prosperity’s officers, directors or employees that would, if determined adversely to Prosperity, have a Material Adverse Effect on Prosperity on a consolidated basis.

(j) Tax Matters. Prosperity has filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by Prosperity have been paid, are reflected as a liability in the Prosperity Reports, or are being contested in good faith and have been Previously Disclosed. Except as Previously Disclosed, no tax return or report filed by Prosperity is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against Prosperity by any taxing authority. As used herein, “Taxes” mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(k) Property. Except as Previously Disclosed or reserved against as disclosed in the Prosperity Reports, Prosperity has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the Prosperity Reports as of December 31, 2004 or acquired after such date. To Prosperity’s Knowledge, all buildings, and all fixtures, equipment, and other property and assets that are material to the business of Prosperity, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To Prosperity’s Knowledge, the buildings, structures, and appurtenances owned, leased, or occupied by Prosperity are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(l) Employee Benefit Plans.

(i) Prosperity has Previously Disclosed in Section 2.3(l)(i) in its Disclosure Schedule all employee benefit plans and programs of Prosperity, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “Prosperity Benefit Plan” and collectively, the “Prosperity Benefit Plans”).

(ii) None of the Prosperity Benefit Plans is a “multi-employer plan” as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iii) Except as Previously Disclosed, all of the Prosperity Benefit Plans are in compliance in all material respects with applicable laws and regulations, and Prosperity has administered the Prosperity Benefit Plans in accordance with applicable laws and regulations in all material respects.

(iv) Each Prosperity Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter, or a filing has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service.

(v) Prosperity has made available to Union copies of all of the Prosperity Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to the Prosperity Benefit Plans.

(vi) To its Knowledge, Prosperity has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any Prosperity Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

(vii) There are no actions, suits, investigations or claims pending, or to Prosperity’s Knowledge, threatened or anticipated (other than routine claims for benefits), with respect to any of the Prosperity Benefit Plans.

(viii) Except as Previously Disclosed, no Prosperity Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(ix) Prosperity has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(m) Insurance. Prosperity currently maintains insurance in amounts reasonably necessary for its operations and, to Prosperity’s Knowledge, similar in scope and coverage to that maintained by other entities similarly situated. The parties agree that the schedule of insurance set forth in the Disclosure Schedule satisfies this representation. Since June 1, 2005, Prosperity has not received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, has not been refused any insurance coverage sought or applied for, and Prosperity has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Prosperity.

(n) Loans; Allowance for Loan Losses.

(i) Except as Previously Disclosed, to Prosperity’s Knowledge each loan reflected as an asset in the Prosperity Reports (A) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens and security interests which have been perfected, (C) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on Prosperity, and (D) in all material respects was made in accordance with Prosperity’s standard loan policies.

(ii) Prosperity has Previously Disclosed the aggregate amounts as of a recent date of all loans, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Prosperity that have been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified” or words of similar import. Prosperity shall promptly, on a periodic basis, inform Union of any such classification arrived at any time after the date hereof.

(iii) Any real property classified as other real estate owned (“OREO”) included in non-performing assets in the Prosperity Reports is carried net of reserve at the lower of cost or market value based on independent appraisals. There is, however, currently no OREO property.

(iv) The allowance for loan losses reflected on the statements of financial condition included in the Prosperity Reports, as of their respective dates, is adequate in all material respects to provide for reasonably anticipated losses on outstanding loans.

(o) Environmental Matters.

(i) Except as Previously Disclosed, Prosperity is in substantial compliance with all Environmental Laws (as defined below). Prosperity has not received any communication alleging that it is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Prosperity has not received notice of pending, and is not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Prosperity, (B) any person or entity whose liability for any Environmental Claim Prosperity has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Prosperity, or any real or personal property which Prosperity has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Prosperity holds a security interest securing a loan recorded on the books of Prosperity. Prosperity is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by Prosperity, or all real and personal property which Prosperity has been, or is, judged to have managed or to have supervised or to have participated in the management of, Prosperity has provided Union with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is Previously Disclosed). Prosperity is in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Prosperity or against any person or entity whose liability for any Environmental Claim Prosperity has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(p) Books and Records. Prosperity’s books and records have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(q) Takeover Laws and Provisions. To its Knowledge, Prosperity has taken all action necessary to exempt this Agreement and the Plan of Share Exchange and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of Virginia. To its Knowledge, Prosperity has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(r) Regulatory Reports. Since December 31, 2004, Prosperity has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Virginia Bureau of Financial Institutions, the Board of Governors of the Federal Reserve and any other governmental or regulatory authority or agency having jurisdiction over their operations, and such reports were prepared in all material respects in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

(s) Compliance With Laws. Prosperity:

(i) is in material compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Prosperity’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that Prosperity is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Prosperity’s Knowledge, do any grounds for any of the foregoing exist).

(t) No Brokers. No action has been taken by Prosperity that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Affiliation, except a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(u) Fiduciary Accounts. Prosperity has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent,

custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Prosperity nor any of its respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Transactions With Affiliates. All “covered transactions” between Prosperity and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act, as amended, have been in compliance with such provisions.

(w) Fairness Opinion. The Prosperity Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the Share Exchange Consideration is fair to the holders of Prosperity Common Stock from a financial point of view.

(x) Transactions in Securities. All offers and sales of Prosperity Common Stock by Prosperity were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

(y) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which Prosperity has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the Prosperity Reports are subject to any restriction, contractual, statutory, or otherwise which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which Prosperity has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and to Prosperity’s Knowledge, the value of such collateral equals or exceeds the amount of the debt secured thereby.

(z) Disclosure. The representations and warranties contained in this Section 2.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.3 not misleading.

2.4 Representations and Warranties of Union

Subject to Sections 2.1 and 2.2, Union hereby represents and warrants to Prosperity as follows:

(a) Organization, Standing and Power. Union is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Union has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Union is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. Each subsidiary of Union (each individually an “Union Subsidiary” and collectively the “Union Subsidiaries”) (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Union on a consolidated basis. The outstanding shares of capital stock of each Union Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c) Authorized and Effective Agreement.

(i) This Agreement and the Plan of Share Exchange and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of Union on or before the date hereof. This Agreement and the Plan of Share Exchange are valid and legally binding obligations of Union, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by Union with any of the provisions hereof: (A) conflict with or result in a breach of any provision of its articles of incorporation or bylaws; (B) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Union or any Union Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which Union or any Union Subsidiary is a party or by which Union or any of the Union Subsidiaries or any of their respective properties or assets may be bound; or (C) subject to the receipt of all required regulatory approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Union or any Union Subsidiary.

(iii) As of the date hereof, Union is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Affiliation.

(d) Capital Structure. The authorized capital stock of Union consists of: (i) 24,000,000 shares of common stock, par value $2.00 per share, of which 8,773,136 are issued and outstanding; and (ii) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding as of this date. All outstanding shares of Union Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.

(e) Financial Reports and Regulatory Documents. Union’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any Union Subsidiary subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, the “Union Regulatory Filings”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Union Regulatory Filing (including the related notes and schedules) fairly presented in all material respects Union’s financial position and that of the Union Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Union Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Union and the Union Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied to banks and bank holding companies during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(f) Absence of Material Changes and Events. Since December 31, 2004, and except as Previously Disclosed, there has been no change in the financial condition or results of operations of Union or the Union Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Union.

(g) Absence of Undisclosed Liabilities. Since December 31, 2004, Union and the Union Subsidiaries have not incurred any liability (contingent or otherwise) that is material to Union on a consolidated basis or that, when combined with all similar liabilities, would be material to Union on a consolidated basis, except as Previously Disclosed or as disclosed in the Union Regulatory Filings and except for liabilities incurred in the ordinary course of business consistent with past practice.

(h) Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or pending or, to Union’s Knowledge, threatened against Union or any Union Subsidiary or against any of Union’s or the Union Subsidiaries’ properties, assets, interests or rights, or against any of Union’s or the Union Subsidiaries’ officers, directors or employees that would, if determined adversely to Union or any Union Subsidiary, have a Material Adverse Effect on Union on a consolidated basis.

(i) Tax Matters. Union and each Union Subsidiary have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Union or any Union Subsidiary have been paid, are reflected as a liability in the Union Regulatory Filings, or are being contested in good faith and have been Previously Disclosed. Except as Previously Disclosed, no tax return or report filed by Union or any Union Subsidiary is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against Union or any Union Subsidiary by any taxing authority.

(j) Employee Benefit Plans.

(i) All employee benefit plans of Union and each Union Subsidiary are in substantial compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations in all material respects, the breach or violation of which could result in a material liability to Union on a consolidated basis.

(ii) No employee benefit plan of Union or a Union Subsidiary subject to ERISA that is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

(k) Compliance With Laws. Union and each Union Subsidiary:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Union’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that Union or any Union Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Union’s Knowledge, do any grounds for any of the foregoing exist).

(l) Availability of Funds to Pay Share Exchange Consideration. Union has or by the Effective Time will have sufficient funds to pay the Share Exchange Consideration without causing an event or set of circumstances that materially contributes to (i) the failure of this Affiliation to occur, or (ii) a breach by Union of any of its representations or commitments herein and this Agreement is not contingent on Union’s ability to raise such funds.

(m) Disclosure. The representations and warranties contained in this Section 2.4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.4 not misleading.

ARTICLE 3

Covenants and Agreements

3.1 Reasonable Best Efforts

Subject to the terms and conditions of this Agreement, Union and Prosperity agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, as promptly as practicable so as to permit and enable consummation of the Affiliation at the earliest possible date and shall cooperate fully with the other party hereto to that end.

3.2 Access to Information; Notice of Certain Matters; Confidentiality

(a) Union and Prosperity each will keep the other advised of all material developments relevant to their respective business and to consummation of the transactions contemplated herein. Union and Prosperity each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Affiliation, provided that such investigation shall not interfere unnecessarily with normal operations. Union and Prosperity agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 3.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Affiliation of, such party hereto.

(b) Union and Prosperity shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information obtained in such investigation which is not otherwise publicly disclosed by the other party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

3.3 Shareholder Approval

(a) The Board of Directors of Prosperity (the “Prosperity Board”) will submit to its shareholders this Agreement and the Plan of Share Exchange and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Prosperity will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene a special meeting of its shareholders (including any adjournment or postponement, the “Prosperity Meeting”), as promptly as practicable, to consider and vote upon approval of this Agreement and the Plan of Share Exchange as well as any other such related matters. The Prosperity Board will support and recommend such approval. However, if the Prosperity Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of a conflict of interest or other special circumstance, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to support or recommend the Affiliation, then such board shall not be obligated to recommend the approval of this Agreement and the Plan of Share Exchange.

(b) Union and Prosperity will prepare jointly the proxy statement to be used in connection with the Prosperity Meeting (the “Proxy Statement”). Each of Prosperity and Union agrees that none of the information supplied or to be supplied by it for inclusion in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Prosperity Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Prosperity and Union further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

3.4 Operation of the Business of Prosperity

Prosperity agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of Union it will not:

(a) Conduct its business other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of Union or Prosperity to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Other than pursuant to stock options Previously Disclosed and currently outstanding as of the date hereof: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, stock appreciation rights or similar stock-based employee rights.

(d) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice.

(e) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder, except in the ordinary course of its business or as otherwise specifically permitted or required in this Agreement.

(f) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

(g) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it taken as a whole, and does not present a material risk that the date of the Closing will be materially delayed or that any regulatory approvals required to consummate the Affiliation will be more difficult to obtain.

(h) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(i) Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Affiliation set forth in Article 4 not being satisfied, except as may be required by applicable law or regulation.

(j) Other than as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $25,000 in the aggregate.

(k) Alter, amend or repeal its bylaws or articles of incorporation.

(l) Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(m) Take any other action that would make any representation or warranty in Article 2 hereof untrue.

(n) Agree or commit to do anything prohibited by this Section 3.4.

3.5 Operation of the Business of Union

Union agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of Prosperity it will not, and will cause each of the Union Subsidiaries not to:

(a) Conduct its business and the business of the Union Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of Union or Prosperity to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Affiliation set forth in Article 4 not being satisfied, except as may be required by applicable law or regulation.

(d) Agree or commit to do anything prohibited by this Section 3.5.

3.6 No Dividends or Stock Adjustments

Prosperity shall not (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Prosperity Common Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

3.7 Transition

(a) In order to facilitate the integration of the operations of Prosperity into Union’s operations, and to permit the coordination of their operations on a timely basis and in an effort to accelerate to the earliest time following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Affiliation, Prosperity shall, and shall cause its subsidiaries to, consult with Union on all material strategic and operational matters relating to Prosperity to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

(b) Prior to the Effective Time, Prosperity shall, consistent with GAAP, the rules and regulations of the SEC to which it is bound, if any, and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Union; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 4.1(b); and further provided that in any event, no accrual or reserve made by Prosperity pursuant to this Section 3.7(b) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information.

3.8 Control of Other Party’s Business

Nothing contained in this Agreement (including, without limitation, Section 3.7) shall give Union, directly or indirectly, the right to control or direct the operations of Prosperity and nothing contained in this Agreement shall give Prosperity, directly or indirectly, the right to control or direct the operations of Union prior to the Effective Time, each of Prosperity and Union shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

3.9 No Other Acquisition Proposals

(a) Without limitation on its other obligations under this Agreement, Prosperity agrees that neither it nor any of the officers and directors of Prosperity shall, and that Prosperity shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it or the Prosperity Subsidiaries) not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 3.9 shall prohibit Prosperity from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (i) the Prosperity Board concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would more likely than not constitute a breach of its fiduciary duties to shareholders under applicable law, (ii) before taking such action, Prosperity receives from such person or entity an executed confidentiality agreement, and (iii) the Prosperity Board concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Prosperity shall notify Union orally and in writing within 48 hours of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry.

(b) For purposes of this Agreement, (i) an “Acquisition Transaction” means any of the following transactions involving Prosperity, other than as contemplated by this Agreement: a merger, reorganization, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of its assets, and (ii) a “Superior Proposal” means a bona fide written proposal for an Acquisition Transaction that the Prosperity Board concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (A) is more favorable to its shareholders, from a financial point of view, than the Affiliation and (B) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

3.10 Regulatory Filings

(a) Union and Prosperity and their respective subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (as defined below) and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of Union and Prosperity will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matter relating to completion of the transactions contemplated hereby. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(b) Union and Prosperity will, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

3.11 Public Announcements

Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Affiliation and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by rules established by the Nasdaq Stock Market, Inc.

3.12 Affiliate Agreement

Prosperity has identified to Union each person who is, as of the date hereof, a director or executive officer of Prosperity (each, a “Prosperity Affiliate”). An executed written agreement in the form of Exhibit B hereto has been delivered to Union from each Prosperity Affiliate.

3.13 Benefit Plans; Employment Agreements

(a) Upon consummation of the Affiliation, as soon as administratively practicable (the “Benefit Plan Determination Date”), with respect to the 401(k) plan of Prosperity, Union shall cause such plan to be merged with the 401(k) plan maintained by Union and the Union Subsidiaries, or to be frozen or to be terminated, in each case as determined by Union and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of Prosperity at the Effective Time (i) who is a participant in the 401(k) plan of Prosperity, (ii) who becomes an employee immediately following the Effective Time of Union or any Union Subsidiary, and (iii) who continues in the employment of Union or any Union Subsidiary until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to participate in Union’s 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of Prosperity who is employed by Union or the Union Subsidiaries on or after the Benefit Plan Determination Date shall be eligible to be a participant in the Union 401(k) plan upon complying with eligibility requirements. All rights to participate in Union’s 401(k) plan are subject to Union’s right to amend or terminate the plan. Until the Benefit Plan Determination Date, Union shall continue in effect for the benefit of participating employees the Section 401(k) plan of Prosperity. For purposes of administering Union’s 401(k) plan, service with Prosperity shall be deemed to be service with Union for participation and vesting purposes, but not for purposes of benefit accrual. Each employee of Prosperity at the Effective Time who becomes an employee immediately following the Effective Time of Union or a Union Subsidiary (including Prosperity which will be a Union Subsidiary after the Effective Time) is referred to herein as a “Transferred Employee.” Except as Previously Disclosed, each employee of Prosperity immediately before the Effective Time will continue their employment with Prosperity after the Effective Time as a Transferred Employee. Notwithstanding anything contained herein to the contrary, the 401(k) plan of Prosperity may be amended prior to the Effective Time to provide that each participant in the 401(k) plan of Prosperity is fully vested in such participant’s accrued benefit under such 401(k) plan at the Effective Time.

(b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Union and the Union Subsidiaries, without waiting periods or exceptions for pre-existing conditions, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee’s being employed by Union and the Union Subsidiaries as of such Benefit Plan Determination Date. With respect to any welfare benefit plan or program of Prosperity that Union determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by Union and the Union Subsidiaries, Union and the Union Subsidiaries shall continue such Prosperity plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by Union and the Union Subsidiaries (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Union and the Union Subsidiaries to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 3.13(b), service of a Transferred Employee with Prosperity shall be deemed to be service with the Union and the Union Subsidiaries for the purpose of determining eligibility to participate in such welfare plans and programs, determined in whole or in part with reference to service (except as otherwise provided in Section 3.13(c)). Without limiting the foregoing, service of a Transferred Employee with Prosperity shall be deemed to be service with the Union and the Union Subsidiaries for the purpose of determining eligibility to participate and the cost of participation in the Union retiree health benefit plan.

(c) Each Transferred Employee shall be eligible to participate in Union’s employee stock ownership plan (the “ESOP”) effective as of the Benefit Plan Determination Date. For purposes of administering the ESOP, service with Prosperity shall be deemed to be service with Union for participation and vesting purposes.

(d) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by Union and the Union Subsidiaries, Union shall not have any obligation arising from the Affiliation to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by Union or a Union Subsidiary subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by Union, if and to the extent that such employee is entitled to severance pay under such policy. Such employee’s service with Prosperity shall be treated as service with Union for purposes of determining the amount of severance pay, if any, under Union’s severance policy.

(e) Union agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Prosperity has with its current and former employees and directors and which have been Previously Disclosed to Union, except to the extent any such agreements shall be superseded or terminated at or following the Closing. Except for the agreements described in the preceding sentence and except as otherwise provided in this section, the employee benefit plans of Prosperity shall, in the sole discretion of Union, be frozen, terminated or merged into comparable plans of Union, effective as Union shall determine in its sole discretion.

3.14 Indemnification

Following the Effective Time and for a period of six (6) years thereafter, Union shall indemnify, defend and hold harmless any person who has rights to indemnification from Prosperity, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Prosperity’s articles of incorporation or bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or prior to the Effective Time. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Union shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Union and the indemnified party. Union shall use its reasonable best efforts to maintain Prosperity’s existing directors’ and officers’ liability policy, or some other policy, including Union’s existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of Prosperity for a period of three (3) years after the Effective Time on terms no less favorable than those in effect on the date hereof.

ARTICLE 4

Conditions to the Affiliation

4.1 General Conditions

The respective obligations of each of Union and Prosperity to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of Prosperity.

(b) Regulatory Approvals. Union and Prosperity shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of Union or Prosperity, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Affiliation inadvisable or unduly burdensome.

(c) Opinions of Counsel. Prosperity shall have delivered to Union and Union shall have delivered to Prosperity opinions of counsel, dated as of the Effective Time, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

(d) Legal Proceedings. Neither Union nor Prosperity shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Affiliation.

4.2 Conditions to Union’s Obligation to Close

The obligations of Union to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Prosperity set forth in Section 2.3 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on the Effective Time, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Affiliation and the other transactions contemplated by this Agreement.

(b) Performance of Obligations. Prosperity shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time.

(c) Officers’ Certificate. Prosperity shall have delivered to Union a certificate, dated the Effective Time and signed by its Chairman or President, to the effect that the conditions set forth in Sections 4.1(a), 4.2(a) and 4.2(b) have been satisfied.

(d) Employment Agreements. Robert J. McDonough and Robert E. Gray shall have entered into employment agreements, effective as of the Effective Time, with Union in substantially the same form and on substantially the same terms as Previously Disclosed by Union prior to the date hereof.

4.3 Conditions to Prosperity’s Obligation to Close

The obligations of Prosperity to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Union set forth in Section 2.4 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on the Effective Time, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Affiliation and the other transactions contemplated by this Agreement.

(b) Performance of Obligations. Union shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time.

(c) Officers’ Certificate. Union shall have delivered to Prosperity a certificate, dated the Effective Time and signed by its Chairman or President, to the effect that the conditions set forth in Sections 4.1(a), 4.1(b), 4.3(a) and 4.3(b) have been satisfied.

ARTICLE 5

Termination

5.1 Termination

This Agreement may be terminated, and the Affiliation may be abandoned, at any time before the Effective Time, whether before or after approval of this Agreement by the stockholders of Prosperity, as provided below:

(a) Mutual Consent. By the mutual consent in writing of Union and Prosperity.

(b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Time shall not have occurred on or before July 31, 2006, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 5.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such date.

(c) Conditions to Union Performance Not Met. By Union upon delivery of written notice of termination to Prosperity if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Union to effect the Affiliation set forth in Sections 4.1 and 4.2, and such noncompliance is not waived by Union.

(d) Conditions to Prosperity Performance Not Met. By Prosperity upon delivery of written notice of termination to Union if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Prosperity to effect the Affiliation set forth in Sections 4.1 and 4.3, and such noncompliance is not waived by Prosperity.

(e) Solicitation and Recommendation Matters; Meeting Failure. At any time prior to the Prosperity Meeting, by Union if (i) Prosperity shall have breached Section 3.9, (ii) the Prosperity Board shall have failed to make its recommendation referred to in Section 3.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Union or (iii) Prosperity shall have materially breached its obligations under Section 3.3 by failing to call, give notice of, convene and hold the Prosperity Meeting in accordance with Section 3.3;

(f) Termination Event. By Union upon the occurrence of a Termination Event (as defined in Section 5.4(d) hereof);

(g) Other Agreement. At any time prior to the Prosperity Meeting, by Prosperity in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition

Agreement”) with respect to a Superior Proposal which has been received and considered by Prosperity and the Prosperity Board in compliance with Section 3.9 hereof; provided, however, that this Agreement may be terminated by Prosperity pursuant to this Section 5.1(g) only after the fifth business day following Prosperity’s provision of written notice to Union advising Union that the Prosperity Board is prepared to accept a Superior Proposal, and only if, during such five-business day period, Union does not, in its sole discretion, make an offer to Prosperity that the Prosperity Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

5.2 Effect of Termination; Specific Performance

(a) In the event of the termination and abandonment of this Agreement and the Affiliation pursuant to Section 5.1, this Agreement shall become void and have no effect, except that (i) Section 3.2(c), Sections 5.2(b) and (c) and all of Sections 3.9, 3.11 and 5.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach or default of any provision of this Agreement.

(b) In the event an intentional breach or default of any provision of this Agreement results in its termination and abandonment, the non-defaulting party shall have the right to bring an action for damages in a court of competent jurisdiction, and the attorneys’ fees and costs incurred by the substantially prevailing party in such action shall be paid by the substantially non-prevailing party and interest at the then applicable judgment rate of interest will accrue on any damage award from the date of default until the damage award is fully paid.

(c) Union and Prosperity acknowledge that Prosperity’s business and assets are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, Union may have no adequate remedy at law. Union shall be entitled, in addition to the rights provided by Section 5.4(b) and its other remedies at law, to specific performance of this Agreement if Prosperity shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

5.3 Non-Survival of Representations, Warranties and Covenants

Except for Sections 1.4, 1.5, 3.13, 3.14 and 5.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Time, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive Union or Prosperity (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either Union or Prosperity.

5.4 Fees and Expenses

(a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that printing expenses shall be shared equally between Union and Prosperity.

(b) In recognition of the efforts, expenses and other opportunities forgone by Union while structuring the Affiliation, the parties hereto agree that Prosperity shall pay Union the sum of $1,440,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Union pursuant to Sections 5.1(e)(i) or (iii) (but not Section 5.1(e)(ii)) or 5.1(f) or by Prosperity pursuant to 5.1(g), payment shall be made to Union concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated by Union pursuant to Section 5.1(c) or Section 5.1(e)(ii), or by either Union or Prosperity pursuant to 5.1(b), and a proposal for an Acquisition Transaction shall have been publicly announced or otherwise communicated or made known to the senior management of Prosperity or the Prosperity Board (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to propose an Acquisition Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement and within 15 months after such termination Prosperity consummates an Acquisition Transaction, then Prosperity shall pay to Union the Termination Fee on the date of consummation of such transaction. This provision shall not apply if the termination of this Agreement arises from the failure to obtain regulatory approval as required by Section 4.1(b).

Any amount that becomes payable pursuant to this Section 5.4(b) shall be paid by wire transfer of immediately available funds to an account designated by Union.

(c) Prosperity and Union agree that the agreement contained in paragraph (b) of this Section 5.4 is an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Prosperity. If Prosperity fails to pay Union the amounts due under paragraph (b) above within the time periods specified therein, Prosperity shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Union in connection with any action in which Union prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) Prosperity, without having received Union’s prior written consent, shall have entered into an agreement with any person to (A) acquire, merge or consolidate, or enter into any similar transaction, with Prosperity, (B) purchase, lease or otherwise acquire all or substantially all of the assets of Prosperity or (C) purchase or otherwise acquire directly from Prosperity securities representing ten percent (10%) or more of the voting power of Prosperity;

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Prosperity Common Stock is commenced (other than by Union or a Union Subsidiary), and the Prosperity Board recommends that the shareholders of Prosperity tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act; or

(e) Any payment required to be made pursuant to Section 5.4 shall be made by wire transfer of immediately available funds to an account designated, by the party entitled to receive payment, in the notice of demand for payment delivered pursuant to this Section 5.4.

ARTICLE 6

General Provisions

6.1 Entire Agreement

This Agreement contains the entire agreement by and between Union and Prosperity with respect to the Affiliation and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

6.2 Binding Effect; No Third Party Rights

This Agreement shall bind Union and Prosperity and their respective successors and assigns. Other than Section 3.14, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

6.3 Waiver and Amendment

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the Prosperity Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

6.4 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

6.5 Notices

All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or by facsimile (with confirmation) or sent by registered or certified mail, postage prepaid, addressed as follows:

If to Union:

G. William Beale

Union Bankshares Corporation

P.O. Box 446

212 North Main Street

Bowling Green, Virginia 22427

Tele:         (804) 633-5031

Fax:           (804) 633-1310

Copy to:

George P. Whitley

LeClair Ryan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Tele:         (804) 783-2003

Fax:           (804) 783-2294

If to Prosperity:

Robert J. McDonough

Prosperity Bank & Trust Company

5803 Rolling Road

Springfield, Virginia 22152

Tele:         703-644-4466

Fax:           703-644-8473

Copy to:

Peter K. Stackhouse, Esq.

Attorney At Law

219 Lloyds Lane

Alexandria, Virginia 22302

Tele:         703-684-7184

Fax:           703-684-7188

6.6 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

6.7 Severability

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

6.8 Alternative Structure

Notwithstanding any provision of this Agreement to the contrary, Union may at any time modify the structure of the acquisition of Prosperity set forth herein, subject to the prior written consent of Prosperity, which consent shall not be unreasonably withheld or delayed, provided that (i) the Share Exchange Consideration is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Prosperity’s shareholders and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

UNION BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
Chief Executive Officer

PROSPERITY BANK & TRUST COMPANY

By:	/s/ Robert J. McDonough
Robert J. McDonough
Chief Executive Officer

EXHIBIT A

To the Agreement and

Plan of Reorganization

PLAN OF SHARE EXCHANGE

BETWEEN

PROSPERITY BANK & TRUST COMPANY

AND

UNION BANKSHARES CORPORATION

Pursuant to this Plan of Share Exchange (“Plan of Share Exchange”), Prosperity Bank & Trust Company, a Virginia banking corporation (“Prosperity”), shall become a wholly-owned subsidiary of Union Bankshares Corporation, a Virginia corporation and registered bank holding company (“Union”), pursuant to a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the “VSCA”).

ARTICLE 1

Terms of the Share Exchange

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of October 31, 2005, by and between Union and Prosperity (the “Agreement”), at the Effective Time Prosperity shall become a wholly-owned subsidiary of Union through the exchange of each outstanding share of common stock of Prosperity for a cash amount equal to $90.00 per share in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a statutory share exchange under Section 13.1-717 of the VSCA (the “Share Exchange”). At the Effective Time, the Share Exchange shall have the effect specified in Section 13.1-721 of the VSCA. The Share Exchange shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Time”).

ARTICLE 2

Basis and Manner of Conversion; Manner of Exchange

2.1 Conversion of Prosperity Capital Stock

At the Effective Time, by virtue of the Share Exchange and without any action on the part of a holder of shares of Prosperity common stock, par value $5.00 per share (“Prosperity Common Stock”):

(a) Each share common stock of Union, par value $2.00 per share (“Union Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Share Exchange.

(b) Each share of Prosperity Common Stock issued and outstanding immediately before the Effective Time (other than the Appraisal Shares as defined in Section 2.4 hereof) shall be converted into the right to receive a cash amount equal to $90.00 per share (the “Cash Consideration”).

2.2 Exchange Procedures

(a) Promptly after the Effective Time, Union will cause its transfer agent, or such other transfer agent or depository or trust institution of recognized standing approved by Union (in such capacity, the “Exchange Agent”), to send to each former shareholder of record of Prosperity immediately before the Effective Time transmittal materials for use in exchanging such shareholder’s certificates of Prosperity Common Stock for the Cash Consideration.

(b) After the Effective Time, there will be no transfers of shares of Prosperity Common Stock on the stock transfer books of Prosperity, and shares of Prosperity Common Stock presented to Union for any reason will be canceled and exchanged in accordance with this Article 2.

(c) Union, Prosperity and the Exchange Agent will not be liable to any former holder of Prosperity Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 Prosperity Stock Options

At the Effective Time, each stock option to purchase shares of Prosperity Common Stock granted pursuant to the Prosperity Bank & Trust Company Stock Option Plan then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be cancelled in exchange for a cash payment equal to the difference between the per share exercise price and $90.00.

2.4 Appraisal Shares

Shareholders of Prosperity shall have the right to demand and receive payment of the fair value of their shares of Prosperity Common Stock pursuant to the provisions of Section 13.1-729 et seq. of the VSCA (the “Appraisal Shares”).

ARTICLE 3

CONDITIONS PRECEDENT

The obligations of Union and Prosperity to effect the Share Exchange as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 4

Articles of Incorporation

and Bylaws of Prosperity

The articles of incorporation and bylaws of Prosperity at the Effective Time shall be the articles of incorporation and bylaws of Prosperity after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 5

Termination

The parties may terminate this Plan of Share Exchange at any time prior to the Effective Time as provided in Article 5 of the Agreement.

EXHIBIT B

To the Agreement and

Plan of Reorganization

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of October 31, 2005, between Union Bankshares Corporation, a Virginia corporation (“Union”), and each of the individuals listed on Schedule A attached hereto (individually, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, Union and Prosperity Bank & Trust Company, a Virginia banking corporation (“Prosperity”), have entered into an Agreement and Plan of Reorganization, dated as of October 31, 2005, and a related Plan of Share Exchange (collectively, the “Affiliation Agreement”) pursuant to which, among other things, Prosperity will become a wholly-owned banking subsidiary of Union (the “Affiliation”);

WHEREAS, each of the Stockholders is the beneficial and registered owner of, and has or shares the right to vote and dispose of the number of shares of common stock, par value $5.00 per share, of Prosperity (“Prosperity Common Stock”) set forth opposite such Stockholder’s name on Schedule A (the “Shares”), and has rights by option or otherwise to acquire additional shares of Prosperity Common Stock (the “Option Shares”), also set forth opposite such Stockholder’s name on Schedule A;

WHEREAS, the Prosperity shares held by the Stockholders amount to an aggregate of 89,899 shares of Prosperity Common Stock, which constitute as of this date approximately 23.18% of the issued and outstanding shares of Prosperity Common Stock; and

WHEREAS, as a condition and inducement to entering into the Affiliation Agreement, Union has requested that the Stockholders agree, and the Stockholders have agreed, to support the Affiliation.

NOW, THEREFORE, to induce Union to enter into the Affiliation Agreement and in consideration of the covenants, representations, warranties and agreements set forth herein and in the Affiliation Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote

At such time as Prosperity conducts a meeting of its shareholders, including any adjournments thereof, to approve the Affiliation Agreement, each Stockholder agrees to vote or cause to be voted all of such Stockholder’s Shares and Option Shares, if any, in favor of the Affiliation Agreement, unless Union is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Affiliation Agreement.

2. Agreement to Cooperate

In addition to the specific matters provided for elsewhere herein, each Stockholder shall take all action reasonably requested by Union and Prosperity to facilitate the consummation of the Affiliation and the transactions contemplated by the Affiliation Agreement.

3. Covenants of Stockholders

Each of the Stockholders, severally and not jointly, covenants as follows:

(a) Restrictions on Transfer. Until the earlier of (i) the consummation of the Affiliation or (ii) the termination of the Affiliation Agreement in accordance with its terms, the Stockholder will not pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares or Option Shares owned by him or her and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting his or her shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to or (C) otherwise relate to the transfer or voting of the Shares or Option Shares owned by such Stockholder.

(b) Other Acquisition Proposals. Until the earlier of (i) the consummation of the Affiliation or (ii) the termination of the Affiliation Agreement in accordance with its terms, the Stockholder will not, directly or indirectly vote any Shares or Option Shares, or cause or permit any of the Shares or Option Shares to be voted, in favor of any other merger, reorganization, consolidation, share exchange, business combination, plan of liquidation, sale of assets, reclassification or other transaction involving Prosperity that would have the effect of any person, other than Union or an affiliate of Union, acquiring control over Prosperity or any substantial portion of the assets of Prosperity. As used herein, the term “control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or (B) the ability to direct the management and policies of a person whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

(c) Additional Shares. The provisions of Section 1 and Subparagraphs (a) and (b) above shall apply to (i) all Shares currently owned and hereafter acquired and (ii) all Option Shares hereafter acquired by each of the Stockholders, except for shares of Prosperity held or acted upon in a fiduciary capacity which shall not be subject to those provisions.

4. Capacity Only as a Stockholder

It is understood and agreed that this Agreement relates solely to the capacity of such Stockholder as a stockholder or other beneficial owner of the Shares or Option Shares and is not in any way intended to affect the exercise by such Stockholder of his responsibilities as a director or officer of Prosperity. It is further understood and agreed that the term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Stockholder of his fiduciary responsibility in respect of any such securities.

5. Termination

This Agreement shall terminate upon the termination of the Affiliation Agreement. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of each Stockholder, or Union or Prosperity or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

6. Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the Prosperity States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity and that each party waives the posting of any bond or security in connection with any proceeding related thereto.

7. Stock Options

To the extent a Stockholder holds any stock options to purchase shares of Prosperity Common Stock that remain unexercised at the Effective Time, such Stockholder hereby consents to the payment in cash of an amount equal to the difference between $90.00 and the exercise price of such stock option.

8. Amendments

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

9. Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the laws the Commonwealth of Virginia without regard to the conflict of law principles thereof.

10. Benefit of Agreement

This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other party.

11. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Union and each of the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

UNION BANKSHARES CORPORATION

By:
G. William Beale
Chief Executive Officer

STOCKHOLDERS

Anthony M. Aiken	Donald E. Crump

Robert E. Gray Jr.	Alan Mackintosh

Robert J. McDonough	J. Richard Waddell

Thomas R. Williams, Jr.

SCHEDULE A

Name	Number of Shares	Options
Anthony M. Aiken	3,368	—
Donald E. Crump	22,710	2,756
Robert E. Gray, Jr.	2,962	2,625
Alan Mackintosh	12,526	2,756
Robert J. McDonough	36,413	—
J. Richard Waddell	9,656	486
Thomas R. Williams, Jr.	2,264	—

Total	89,899	8,623